Exhibit 99.1

NEWS RELEASE

Contact:       David E. Bosher, Vice President and Treasurer (analysts)
               (804) 287-5685
               Teri  Schrettenbrunner, Director of Public Relations (media)
               (804) 287-6260

                  CADMUS COMMUNICATIONS REPORTS HIGHER EARNINGS
                            FROM CONTINUED OPERATIONS

RICHMOND, VA, April 29, 1999 -- Cadmus Communications Corporation (NASDAQ NMS:
CDMS) today reported results for the fiscal third quarter ended March 31, 1999. Financial highlights were as follows:

o       Net income was $7.5 million, or $.94 per diluted share.

o Adjusted for the impact of a one-time gain and the results of operations from divested businesses, earnings per diluted share totaled $.35, an increase of 25% from the same period last year.

o Operating income, adjusted for the results of operations from divested businesses, increased 23% to $6.8 million and operating margins rose 80 basis points to 7.3% of sales.

o Net sales, adjusted for acquisitions and divestitures, rose 4%, led by a 7% increase from scientific, technical and medical (STM) journal services and double-digit growth from packaging and promotional, and graphic solutions operations.

C. Stephenson Gillispie, Jr., chairman, president and chief executive officer, stated, "During this third quarter, we successfully repositioned and strengthened Cadmus. We sold our financial communications and custom publishing operations. We acquired Dynamic Diagrams, further enhancing Cadmus Journal Services' Internet and digital product offerings. And, on April 1, 1999, we acquired the Mack Printing Group, our largest competitor in the STM journal market and one of the largest special interest magazine printers in the country. As a result, Cadmus is much more focused, better positioned strategically, and strengthened both operationally and financially. We have fewer, but stronger, businesses and we are much larger, more profitable, and more predictable."

Gillispie added, "These transactions have positioned Cadmus to compete more effectively going forward. At the same time, our continuing operations showed solid improvement in the third quarter. Adjusted for the acquisitions and divestitures, operating income increased 23% to $6.8 million and operating margins rose nicely to 7.3% of sales. This strong performance by our base business positions Cadmus for improved profitability and continued earnings growth for fiscal 2000, especially when combined with Mack, which has historically generated consistent and strong operating results."

Fiscal Third Quarter Operating Results - Detailed Review

Net income for the third quarter was $7.5 million, or $.94 per diluted share, compared to net income of $3.3 million or $.40 per diluted share last year. There were 7,968,000 weighted-average shares outstanding for the third quarter of fiscal 1999, compared to 8,176,000 weighted-average shares outstanding for the same period of last year. Included in this year's third quarter results was a net pre-tax gain of $9.5 million related to the divestitures of the Company's financial communications and custom publishing operations during the third quarter. Adjusted for this gain and the impact of the operating losses incurred by the divested businesses in the third quarter, earnings from continued operations totaled $.35 in the third quarter of fiscal 1999.

Third quarter sales totaled $100.0 million, down 1% from sales of $101.2 million in the third quarter of fiscal 1998. Adjusted for acquisitions and divestitures, consolidated sales rose 4%. Professional Communications sector sales increased 3% in the third quarter and, adjusted for lower paper prices, rose approximately 5%. The growth in this sector was driven by a 7% increase in STM journal revenues, which offset lower magazine revenues. In the Marketing Communications sector, sales declined by 6%. Adjusted for the acquisitions and divestitures, Marketing Communications revenues rose 4% in the third quarter. This increase was attributable to continued double-digit strong growth from the Company's packaging and promotional printing, and graphic solutions businesses.

Operating income totaled $14.9 million in the third quarter, including a net pre-tax gain of $9.5 million related to the sale of financial communications and custom publishing. Adjusted for this gain and the results of the divested businesses, operating income rose 23% in the third quarter to $6.8 million compared to an adjusted $5.5 million last year.

Fiscal Nine-Month Operating Results

Sales for the nine-month period ended March 31, 1999 were $308.6 million, compared to $289.6 million in the same period last year.

Net income for the nine-month period was $13.2 million, or $1.63 per diluted share, compared to $8.2 million, or $1.01 per diluted share recorded in the same period last year. Weighted average shares outstanding were 8,073,000 and 8,140,000 for the first nine months of fiscal years 1999 and 1998, respectively.

Company Description

Headquartered in Richmond, Virginia, Cadmus Communications Corporation provides customers with integrated, end-to-end information and communications solutions. The Company is organized around two primary business sectors: Professional Communications serving customers who publish information, and Marketing Communications serving customers who convey marketing messages. Cadmus' services include advertising, catalog services, commercial printing, direct marketing, Internet-based information services, journal and magazine services, point-of-purchase, specialty packaging, and software duplication.

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"Safe Harbor"  Statement Under the Private  Securities  Litigation Reform Act of
1995:

Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to certain risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) the effective integration of recent acquisitions, (2) continuing competitive pricing in the markets in which the Company competes, (3) the gain or loss of significant customers or the decrease in demand from existing customers, (4) the ability of the Company to continue to obtain improved efficiencies and lower overall production costs, (5) changes in the Company's product sales mix, (6) the performance of new management and leadership teams in the Company and its divisions, (7) the impact of industry consolidation among key customers, (8) the ability of the Company to operate profitably and effectively with higher levels of indebtedness, and (9) the ability to retain key employees and managers in light of lower than planned incentives and benefits.

                    **(See attached financial highlights)**



               CADMUS COMMUNICATIONS CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)
                                   (Unaudited)


                                             Three Months Ended            Nine Months Ended
                                                 March 31,                     March 31,
                                          -------------------------     ------------------------
                                            1999            1998          1999           1998
                                          ---------       ---------     ---------      ---------
Net sales                                $ 100,001       $ 101,234     $ 308,596      $ 289,644

Operating expenses:
   Cost of sales                            80,595          77,512       246,994        223,706
   Selling and administrative               14,073
                                                            16,207        42,221         45,933
   Net gain on divestitures                 (9,521)             --        (9,521)            --
                                          ---------       ---------     ---------      ---------
                                            85,147          93,719       279,694        269,639

Operating income                            14,854           7,515        28,902         20,005

Interest and other expenses:
   Interest                                  1,878           1,771         6,085          5,564
   Other, net                                  737             419         1,387          1,060
                                          --------          ------        ------           -----

                                             2,615           2,190         7,472          6,624

Income before income taxes                  12,239           5,325        21,430         13,381

Income taxes                                 4,712           2,050         8,251          5,152
                                          --------          ------        ------          ------

Net income                               $   7,527      $    3,275     $  13,179      $   8,229
                                          ========          ======        ======          =====


Net income per share, assuming dilution  $     .94       $     .40     $    1.63      $    1.01
                                          ========          ======        ======          =====
Weighted-average common shares
    outstanding                              7,968           8,176         8,073          8,140
                                          ========          ======        ======          =====


                               SELECTED HIGHLIGHTS
               (In thousands, except per share data and percents)
                                   (Unaudited)


                                                     Three Months Ended           Nine Months Ended
                                                         March 31,                    March 31,
                                                  -------------------------     -----------------------
                                                   1999            1998          1999           1998
                                                  --------       ---------     ----------     ---------

Operating income                                 $ 14,854       $   7,515     $   28,902     $  20,005
Net income                                          7,527           3,275         13,179         8,229
Depreciation & amortization expense                 4,616           4,553         14,327        13,606
EBITDA                                             18,733          11,649         41,842        32,551
Percent to net sales:
    Gross profit                                     19.4%           23.4%          20.0%         22.8%
    Selling, general and administrative              14.1%           16.0%          13.7%         15.9%
expenses
    Operating income                                 14.9%            7.4%           9.4%          6.9%
      EBITDA                                         18.7%           11.5%          13.6%         11.2%
Earnings per share, assuming dilution            $    .94       $     .40     $     1.63     $    1.01


                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (In thousands)


                                                               March 31,           June 30,
                                                                 1999                1998
                                                             --------------      -------------
                                                              (unaudited)
Assets:
   Cash and cash equivalents                              $            281     $          --
   Accounts receivable, net                                         65,454             70,571
   Inventories                                                      27,978             25,610
   Other current assets                                              9,102              7,939
   Property plant and equipment, net                               126,907            133,836
   Goodwill and other intangibles (net), and other                  55,507             53,796
    assets
                                                             -------------       ------------

Total assets                                              $        285,229     $      291,752
                                                             =============       ============

Liabilities and shareholders' equity:
   Short-term borrowings and current
       maturities of long-term debt                       $         18,259     $        8,531
   Other current liabilities                                        56,915             64,652
   Long-term debt, less current maturities                          65,214             93,224
   Other long-term liabilities                                      24,298             15,529
Shareholders' equity                                               120,543            109,816
                                                             -------------       ------------

Total liabilities and shareholders' equity                $        285,229     $      291,752
                                                             =============       ============
